Exhibit 1.2

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

ADVANTEST CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.    (Purpose)

Except as otherwise provided for by laws and ordinances or the Articles of Incorporation, any matters related to the Board of Directors of the Company shall be governed by these Regulations.

Article 2.    (Convocation)

The Ordinary Meeting of the Board of Directors shall be held once a month in principal, and the Extraordinary Meeting of the Board of Directors shall be held at any time whenever necessary.

Article 3.    (Place)

The meeting of the Board of Directors shall be held at the head office of the Company; provided, however, that the place of the meeting may be changed whenever necessary.

Article 4.    (Matters to Be Resolved or Approved)

1.	The Board of Directors shall resolve or approve matters concerning execution of business of the Company.

2.	Matters concerning execution of business of the Company to be resolved or approved by the Board of Directors shall be as listed on the Annex.

Article 5.    (Convener and Chairman)

The Chairman of the Board shall convene and act as the chairman of the meeting of the Board of Directors. Should the Chairman of the Board be unable to act, another Director shall take his/her place in accordance with an order of priority previously determined by the Board of Directors.

Article 6.    (Procedure for Convocation)

1.	Notice for convocation of the meeting of the Board of Directors shall be dispatched in writing to each Director and Corporate Auditor at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened or the meeting may be convened orally if the convocation is urgently required.

2.	In case that the consent of all Directors and Corporate Auditors is obtained, the meeting of the Board of Directors may be held without taking the procedure for convocation.

Article 7.    (Matters to be Reported)

1.	The Representative Director or the Director in charge shall report to the Board of Directors at least once in every three months on the status of execution of business during such period.

2.	Any Director who intends to engage in i) transactions which will compete with the business of the Company or ii) transactions with the Company, shall disclose the important facts to and obtain approvals from the Board of Directors, and shall report the important facts concerning the transactions to the Board of Directors without delay after the completion thereof.

Article 8.    (Resolution)

1.	The resolution of the Board of Directors shall be adopted by a majority vote of the Directors present at the meeting at which a majority of Directors are present. In case of a tie, the chairman of the meeting may defer the resolution and submit the same proposal again at the following meeting of the Board of Directors.

2.	Any Director having a special interest in the matter for resolution may not exercise his/her voting right.

Article 9.    (Appointment and Dismissal of Corporate Executive Officers)

1.	The Board of Directors may appoint corporate executive officers and assign the performance of operations of business of the Company to them.

2.	The Board of Directors may appoint, from the corporate executive officers, one (1) person for the office of President of Corporate Executive Officers, and several persons for the office of Vice-President of Corporate Executive Officers, Senior Executive Officer and Managing Executive Officer, respectively, by its resolution.

3.	Basic matters such as appointment, authority, responsibilities and retirement of the corporate executive officers shall be separately determined by the Regulations of Corporate Executive Officers.

Article 10.    (Presence of Person Other than Officers)

In case that the chairman deems it necessary for the deliberation at the meeting of the Board of Directors, he/she may have any corporate executive officer in charge of business related to any of the proposals and/or other persons he/she deems it appropriate to attend the meeting and express their opinions and/or give explanations.

Article 11.    (Minutes)

1.	The substance of the proceedings of the meeting of the Board of Directors and the results thereof shall be recorded in the minutes in writing or digitally and the Directors and Corporate Auditors present at the meeting shall affix their names and seals thereto or put their electronic signatures thereon.

2.	The minutes shall be kept at the head office of the Company for the period of ten (10) years.

Article 12.    (Notification to Directors and Corporate Auditors Not Present)

Directors and Corporate Auditors who have not been present at the meeting of the Board of Directors shall be notified of the substance of the proceedings and the results thereof.

Article 13.    (Amendment)

Any amendment to these Regulations shall be made with a resolution of the Board of Directors.

SUPPLEMENTARY PROVISION

1.	Amended and Enacted	June 27, 2003;
2.	Amended and Enacted	June 27, 2002;
3.	Amended and Enacted	June 28, 2001;
4.	Amended and Enacted	May 1, 1998;
5.	Amended and Enacted	April 1, 1992; and
6.	Amended and Enacted	October 1, 1990.

ANNEX

MATTERS TO BE RESOLVED

1.	Matters provided for by laws and ordinances or the Articles of Incorporation:

(1)	Convocation of the General Meeting of Shareholders and proposals to be referred thereto (Article 231 of the Commercial Code (“CC”));
(2)	Determination and the order of Directors to act as the convener and the chairman at the General Meeting of Shareholders;
(3)	The amount and time of payment of remuneration and reward to Directors upon resolution of the General Meeting of Shareholders;
(4)	The amount and time of payment of retirement allowance to Directors as entrusted by the General Meeting of Shareholders;
(5)	The amount and time of payment of remuneration, reward and retirement allowance to corporate executive officers;
(6)	Decision on digitization relating to exercise of the voting rights at the General Meeting of Shareholders (CC239-3);
(7)	Election or dismissal of the Representative Director or Directors with Titles (CC261)
(8)	Approval of the transactions by Directors which will compete with the business of the Company (CC264);
(9)	Approval of the transaction between the Company and the Directors (CC265)
(10)	Establishment and amendment of the Regulations of Board of Directors;
(11)	Approval of accounting documents and annexed specifications thereof (CC281);
(12)	Decision on digitization relating to giving public notices concerning the balance sheet and the income statement (Article 16 the Law for Special Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki-kaisha);
(13)	Matters concerning interim dividends (CC 293-5);
(14)	Matters concerning the extraordinary close of the Shareholders’ Register;
(15)	Matters concerning a share split and amendment to the AI with respect to an increase of the total number of shares authorized to be issued by the Company corresponding to such share split (CC 218);
(16)	Capitalization of reserves (CC 293-3);
(17)	Retirement and disposition of own shares of the Company (CC 212, 211 );
(18)	Matters concerning the issuance of new shares (CC 280-2);
(19)	Decrease of the number of shares constituting one unit of shares or abolishment of the provisions which define such number (CC 221);
(20)	Matters concerning the issuance of bonds, share acquisition rights and bonds with share acquisition rights (CC 296, 280-20, 341-3);
(21)	Establishment and amendment of the Share Handling Regulations;
(22)	Appointment of the transfer agent and its handling office;
(23)	Appointment or dismissal of a Counselor and an Advisor;
(24)	Any and all other important matters under the laws and ordinances or the Articles of Incorporation.

2. Disposal or Acquisition of Important Assets	Threshold for approval

(1) Acquisition, sale or lease of fixed assets; (2) Disposal of fixed assets or inventory; (3) Loans;	Three hundred million yen (¥300,000,000) or more per each;
One hundred million yen (¥100,000,000) or more per each;
Three hundred million yen (¥300,000,000) or more per each;

(4) Establishment, merger, acquisition, sale or dissolution of subsidiary, affiliate or joint venture;	All
(5) Capital subscription or investment;	One hundred million yen (¥100,000,000) or more per each;
(6) Depreciation or waiver of credit; and	Thirty million yen (¥30,000,000) or more per each;
(7) Donation	Thirty million yen (¥30,000,000) or more per each.

3.	Loans of large amount

(1) Borrowing;	Three hundred million yen (¥300,000,000) or more per each;
(2) Creation of security right;	One hundred million yen (¥100,000,000) or more per each;
(3) Guaranty or guaranty on contract; and	Thirty million yen (¥30,000,000) or more per each; .
(4) Rental	Five million yen (¥5,000,000) or more per month per each

4.	Important corporate organization and personal affairs

(1) Amendment to corporate organization;	• corporate division or similar or more important organization;
(2) Personnel changes; and	• assignment of business responsibilities to Directors and corporate executive officers;
(3) Dispatch officer to an affiliate, other company or any outside organization, or change thereof	• division manager (controller) or senior to such position

5.	Other important execution of business

(1) Matters concerning management plans;	• authorization of budget for the first and second half of business year, interim and fiscal consolidated financial statements etc.
(2) Matters concerning important lawsuits;
(3) Execution of important contracts;
(4) Important alliances; and
(5) Other important execution of business